Exhibit 99.1

Possis Medical Receives Thrombectomy Contract Award From Consorta

    MINNEAPOLIS--(BUSINESS WIRE)--March 1, 2005--Possis Medical, Inc. (NASDAQ:POSS) announced that the AngioJet(R) Rheolytic(TM) Thrombectomy System has received a two-year contract award from Consorta, Inc., a leading group purchasing organization (GPO) and resource management organization in the health care industry, for thrombectomy devices and catheters. The contract starts February 1, 2005 and is effective until January 31, 2007.
    Robert G. Dutcher, the CEO of Possis Medical, Inc. said, "We are very excited to receive this contract award from Consorta, which shares many of the same organizational values as our Company. At Possis, we are providing innovative devices that save lives, enhance the quality of life for patients in acute situations, while also delivering high quality healthcare more efficiently. Consorta's contract for the AngioJet System recognizes the value that we can deliver to their membership by delivering a superior therapy to their patients."

    About Consorta

    Based in suburban Chicago, Consorta is a leading health care resource management and group purchasing organization whose shareholders are faith-based or non-profit health systems. As a cooperative, Consorta's shareholders and participants share fully in the organization's bottom-line performance and receive significant discounts through scale purchasing economies. Consorta's 13 shareholder health care systems represent 60 percent of all Catholic hospitals in the United States, own many extended and alternate care sites and have extensive affiliate relationships with other non-profit hospitals and alternate care facilities. For more information, visit www.consorta.com.

    About Possis

    Possis Medical, Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet Rheolytic Thrombectomy System is marketed in the United States for blood clot removal from native coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts. For more information, visit www.possis.com.

    CONTACT: Possis Medical, Inc., Minneapolis
             Eapen Chacko, 763-450-8011
             eapen.chacko@possis.com